EXHIBIT 12

                                EXHIBIT 12

                      AIRBORNE INC. AND SUBSIDIARIES
                    PERCENTAGE RATIO OF TOTAL LONG-TERM
                       DEBT TO TOTAL CAPITALIZATION

                                                     DECEMBER 31, 2000
                                                    ------------------
                                                  (Dollars in thousands)

LONG-TERM DEBT:
   Revolving Credit Agreement                               $   75,000
   Money Market Lines of Credit                                 28,000
   Senior Notes                                                200,000
   Refunding Revenue Bonds                                      13,200
   Other                                                         6,507
                                                            ----------
                                                               322,707
   Less Current Portion                                            477
                                                            ----------
     Total Long-term Debt                                   $  322,230
                                                            ==========
TOTAL CAPITALIZATION:
   Long-term Debt                                              322,230
   Deferred Income Taxes                                       125,444
   Shareholders Equity, Net                                    862,855
                                                            ----------
     Total Capitalization                                   $1,310,529
                                                            ==========
RATIO OF TOTAL LONG-TERM DEBT TO TOTAL CAPITALIZATION            24.6%
                                                            ==========